Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 26, 2020 (except for the third paragraph of Note 2, as to which the date is October 24, 2020), in Amendment No. 2 to the Registration Statement (Form S-1 333-249372) and related Prospectus of Leslie’s, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Phoenix, Arizona

October 26, 2020